Exhibit 99.1

TPG RE Finance Trust, Inc. Announces Strategic Investment from Starwood Capital

New York, NY—May 29, 2020—TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) announced today that it has entered into a definitive investment agreement with an affiliate of Starwood Capital Group (“Starwood Capital”), a global investment firm focused on real estate, for a commitment of up to $325 million in new capital. Under the terms of the agreement, Starwood Capital has made a strategic, non-voting investment in the Company in the form of preferred stock and detachable warrants to purchase TRTX common stock. The investment will provide TRTX with immediate liquidity and access to additional capital at its option, ensuring the Company has the resources and flexibility to adapt amid the current market disruption, and grow its business as market conditions warrant. Proceeds from the initial closing will be used to make voluntary deleveraging payments under certain of the Company’s secured financing facilities, and for general corporate purposes.

“The new capital will provide TRTX with additional liquidity and flexibility to navigate the current economic environment,” said Greta Guggenheim, Chief Executive Officer of TRTX. “Starwood’s investment is a testament to the strength and quality of TRTX’s business and portfolio. Today’s announcement marks an important step in positioning TRTX for the future as we continue to grow the platform, serve our clients, and execute on our objective to deliver long-term value to shareholders.”

“We are pleased to partner with TPG RE Finance Trust to provide the company with liquidity to navigate this unprecedented period,” said Ethan Bing, Managing Director of Starwood Capital. “With this recapitalization and through our new position as a TRTX stakeholder, we firmly believe the company is positioned for sustained long-term success and will generate meaningful value for its shareholders and the partners of our fund moving forward.”

Transaction Details

TRTX will issue an aggregate of up to 13,000,000 shares of 11.0% Series B Cumulative Redeemable Preferred Stock and five-year net-share settled warrants to purchase an aggregate of up to 15,000,000 shares of TRTX’s common stock, par value $0.001 per share, at an exercise price of $7.50 per share (subject to certain potential adjustments), for an aggregate cash purchase price of up to $325,000,000. The warrant exercise price represents an approximately 10% premium to the Company’s volume-weighted average share price over the last 30 days. On May 28, 2020, TRTX issued 9,000,000 of the preferred shares and warrants to purchase 12,000,000 shares of the common stock for an aggregate purchase price of $225,000,000. TRTX may elect to sell to Starwood Capital an additional two tranches of securities, each of which consists of 2,000,000 preferred shares and warrants to purchase 1,500,000 shares of common stock, and each for a purchase price of $50,000,000 at any time prior to December 11, 2020.

Houlihan Lokey served as TRTX’s financial adviser and Kirkland & Ellis LLP served as TRTX’s legal advisor. Credit Suisse served as Starwood Capital’s financial adviser and Sidley Austin LLP served as Starwood Capital’s legal advisor.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

About TRTX

TPG RE Finance Trust, Inc. is a Maryland corporation that is a commercial real estate finance company that focuses primarily on originating, acquiring, and managing first mortgage loans and other commercial real estate-related debt instruments secured by institutional properties located in primary and select secondary markets in the United States. TRTX is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of TPG. TPG is a global alternative asset firm with a 25-year history and more than $88 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

About Starwood Capital

Starwood Capital Group is a private investment firm with a core focus on global real estate, energy infrastructure and oil & gas. The Firm and its affiliates maintain 16 offices in seven countries around the world, and currently have approximately 4,000 employees. Since its inception in 1991, Starwood Capital Group has raised over $45 billion of equity capital, and currently has in excess of $60 billion of assets under management. The Firm has invested in virtually every category of real estate on a global basis, opportunistically shifting asset classes, geographies and positions in the capital stack as it perceives risk/reward dynamics to be evolving. Over the past 28 years, Starwood Capital Group and its affiliates have successfully executed an investment strategy that involves building enterprises in both the private and public markets. Additional information can be found at starwoodcapital.com.

Forward-Looking Statements

The information contained in this press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward-looking information. Statements, among others, relating to TRTX’s ability to close the announced private placement, including the two potential future tranches and generate future growth and deliver returns are forward-looking statements, and TRTX and Starwood Capital cannot assure you that each will achieve such results. The ability of TRTX and Starwood Capital to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain, in particular due to the uncertainties created by the COVID-19 pandemic. Although TRTX and Starwood Capital believe that such forward-looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which reflect TRTX’s and Starwood Capital’s view only as of the date of this press release. Except as required by law, neither TRTX nor Starwood Capital nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements appearing in this press release. TRTX and Starwood Capital do not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

CONTACT

INVESTOR RELATIONS CONTACT

+1 (212) 405-8500 IR

@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust, Inc.

Luke Barrett and Courtney Power

+1 (415) 743-1550

media@tpg.com